Exhibit 10.1
AMENDMENT
to
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of October 11, 2016, by and between Lions Gate Entertainment Corp. (“Lions Gate”), and Jon Feltheimer (“Feltheimer”).
WHEREAS, Feltheimer is currently employed by Lions Gate as its Chief Executive Officer pursuant to that certain Employment Agreement, dated May 30, 2013 (the “Agreement”); and
WHEREAS, Lions Gate and Feltheimer desire to amend the Employment Agreement, as provided herein.
NOW, THEREFORE, the parties agree as follows:

1.    Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
“2.    Term. Feltheimer’s employment term under this Agreement shall commence on May 22, 2013 (the “Effective Date”) and continue through and including May 22, 2023 (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”).”
2.    A new Section 4A is hereby added to the Employment Agreement to read in its entirety as follows:
“4A.    Special Bonus Opportunity.  Feltheimer shall be granted the opportunity to receive a cash bonus in the amount of $5,000,000 (the “Special Bonus”) subject to the following terms.  The Special Bonus will be payable only if (a) Lions Gate’s acquisition of Starz (“Starz”) closes, (b) Lions Gate achieves the performance goal for the Special Bonus established by the Compensation Committee at its meeting on October 11, 2016 for the three-month performance period commencing on the date of the closing of the acquisition of Starz (the “Performance Period”), and (c) Feltheimer’s employment with Lions Gate continues through the last day of the Performance Period; provided, however, that if, at any time after the closing of the Starz acquisition and prior to the end of the Performance Period, Feltheimer’s employment is terminated by Lions Gate without Cause pursuant to Section 9(f), by Feltheimer for Good Reason pursuant to Section 9(e)(iv), or due to Feltheimer’s death or Disability pursuant to Section 9(b) or 9(c), respectively, the Special Bonus opportunity will be held open until the end of the Performance Period and will be payable to Feltheimer if the performance goal set forth in clause (b) of this Section 4A is achieved.  For purposes of clarity, no Special Bonus will be payable hereunder if the acquisition of Starz is not consummated, if the performance goal set forth in clause (b) of this Section 4A is not achieved, or if Feltheimer’s employment terminates prior to the end of the Performance Period for any reason other than as set forth in the proviso to the preceding sentence.”

3.    A new Section 5A is hereby added to the Employment Agreement to read in its entirety as follows:
“5A.    Equity Awards.
Grants of Options. Subject to regulatory approval if required, Feltheimer shall be granted the following options to purchase common shares of Lions Gate (the “2016 Options”): (i) a 2016 Option to purchase 1,150,000 common shares of Lions Gate at a per-share exercise price equal to the closing price of a Lions Gate common share on the grant date of the 2016 Option (the “Grant Date”), and (ii) a 2016 Option to purchase 1,150,000 common shares of Lions Gate at a per-share exercise price equal to (x) 125% multiplied by (y) the closing price of a Lions Gate common share on the Grant Date. Each 2016 Option shall be evidenced by and subject to the terms of an option agreement in the form generally then used by Lions Gate to evidence grants of stock options under Lions Gate’s stock incentive plan.
Date of Vesting; Date Exercisable. Subject to Feltheimer’s continued employment hereunder, each of the foregoing 2016 Options shall vest and become exercisable as to twenty percent (20%) of the shares subject to the award on each of May 22, 2019, May 22, 2020, May 22, 2021, May 22, 2022 and May 22, 2023; provided, however, if the vesting of such awards is accelerated pursuant to Section 6(b), 10(b) or 10(c) below, then the foregoing requirement that Feltheimer be an employee shall not apply with respect to any of the foregoing vesting dates. If shareholder or regulatory approval of any 2016 Option grant is necessary and Lions Gate is unable to obtain such approval for all or any portion of either such award, then Feltheimer shall be entitled to alternative commensurate compensation, the details of which shall be negotiated in good faith. The number of common shares subject to, and the exercise prices of, the 2016 Options are each subject to customary adjustments upon the occurrence of stock splits and similar events.”
4.    Section 6(b)(i) of the Employment Agreement is hereby amended to change the dollar amount in clause (2) of such section from “US$4,500,000” to “US$6,000,000.”
5.    Section 10(b) is hereby amended and restated to read in its entirety as follows:
“(b)    Death or Disability. In the event of the termination of this Agreement pursuant to Section 9(b) or (c) above, Lions Gate shall have the obligation to pay Feltheimer’s estate or Feltheimer, as applicable, any Accrued Obligations. In addition, in the event of the termination of this Agreement due to Feltheimer’s death or Disability, the 2016 Options, the Options, the RSU Grants and any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options, become exercisable upon the date of death in the case of death or upon the date of termination for Disability in the case of Disability. In the event of a termination due to Feltheimer’s Disability, Lions Gate shall continue to pay the premiums for life and disability premiums for Feltheimer as contemplated by Section 7(c) above through the Expiration Date.”

6.    Section 10(c)(iii) is hereby amended and restated to read in its entirety as follows:

“(iii)
the 2016 Options, the Options, the RSU Grants and any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options, become exercisable upon the date of Feltheimer’s Separation from Service;”

7.    Section 10(c)(iv) is hereby amended and restated to read in its entirety as follows:

“(iv)
Feltheimer shall be entitled to payment of (a) any Discretionary Bonus that would otherwise have been paid to Feltheimer had his employment with Lions Gate not terminated with respect to any fiscal year that ended before the date of his termination (to the extent such bonus has not previously been paid) and (b) (x) any Discretionary Bonus that would otherwise have been paid to Feltheimer had his employment with Lions Gate not terminated with respect to the fiscal year in which the date of his termination occurs (or, in the case of a termination of Feltheimer’s employment described in Section 6(b)(i), the greater of the target amount of Feltheimer’s Discretionary Bonus in effect for such fiscal year and any Discretionary Bonus that would otherwise have been paid to Feltheimer had his employment with Lions Gate not terminated with respect to such fiscal year), multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year on which Feltheimer was employed by Lions Gate and the denominator of which is the total number of days in such fiscal year;”

8.    Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.
9.    Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
10.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

LIONS GATE ENTERTAINMENT CORP.

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

JON FELTHEIMER

/s/ Jon Feltheimer
Jon Feltheimer

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